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                                                                    EXHIBIT 99.2



                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and
Board of Directors of
BHC Financial, Inc.:

We have audited the consolidated statements of financial condition of BHC Financial, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 and the related financial statement schedules, not separately presented herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and the related financial statement schedules referred to above present fairly, in all material respects, the financial position of BHC Financial, Inc. and Subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 14, 1997, except for note 12
as to which the date is March 3, 1997